Exhibit 99.1

          America Service Group Announces Its Subsidiary Not Selected for Contract Negotiations with State of Indiana


    BRENTWOOD, Tenn.--(BUSINESS WIRE)--June 23, 2005--America Service Group Inc. (NASDAQ:ASGR) announced today that its subsidiary, Prison Health Services, Inc. (PHS), has been informed by the Indiana Department of Correction (IDOC) that, as a result of a rebid process, it has not been selected to enter negotiations for a new inmate healthcare contract scheduled to start September 1, 2005. PHS' current contract with the IDOC expires on August 31, 2005.
    PHS was the first private correctional healthcare provider selected by the IDOC in 1997 and was re-awarded a second four-year contract as a result of a competitive rebid in 2001. During this tenure, according to an IDOC analysis, PHS saved the IDOC over $62,500,000 in healthcare costs while successfully obtaining system-wide accreditation of all 32 prison sites by the National Commission on Correctional Health Care (NCCHC) for the first time in the department's history. The IDOC has indicated that it will not provide any additional information concerning the contents or pricing of the bids or selection process pending completion of contract negotiations.
    As part of its previously issued earnings guidance for 2005, the Company had forecast revenues and gross margin from a renewed contract with the IDOC for the period from September 1, 2005 to December 31, 2005, of $15.8 million and $1.3 million, respectively. The Company currently expects to update its previous guidance for full-year 2005 results in its earnings release for the quarter ending June 30, 2005.
    America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.
    This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company's beliefs and expectations of future performance, the effects of any stock split and may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements including, without limitation, risks related to the following: the Company's ability to retain existing client contracts and obtain new contracts; whether or not government agencies continue to privatize correctional healthcare services; the possible effect of adverse publicity on the Company's business; increased competition for new contracts and renewals of existing contracts; the Company's ability to execute its expansion strategies; the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage; the outcome of pending litigation; and the Company's dependence on key personnel. A discussion of these important factors and assumptions regarding the statements and risks involved is contained in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.


    CONTACT: America Service Group Inc., Brentwood
             Michael Catalano, 615-373-3100
             or
             Michael W. Taylor, 615-373-3100